SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. ______)*



                              Garden Botanika, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0003648541
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 16

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003648541                                            13 G                   Page 2 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     U.S. Venture Partners III, A California Limited Partnership ("USVP III")
                     Tax ID Number:    94-3038926
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         463,218  shares,  except  that BHMS
           BENEFICIALLY                      Partners III, A California  Limited
     OWNED BY EACH REPORTING                 Partnership   ("BHMS   III"),   the
             PERSON                          general  partner  of USVP III,  and
             WITH                            Bowes, Federman,  Krausz, Vogel and
                                             Young, the general partners of BHMS
                                             III,  may be deemed to have  shared
                                             voting  power with  respect to such
                                             shares.

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             463,218  shares,  except  that BHMS
                                             Partners III, A California  Limited
                                             Partnership   ("BHMS   III"),   the
                                             general  partner  of USVP III,  and
                                             Bowes, Federman,  Krausz, Vogel and
                                             Young, the general partners of BHMS
                                             III,  may be deemed to have  shared
                                             dispositive  power with  respect to
                                             such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       463,218
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   6.04%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003648541                                            13 G                   Page 3 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Second Ventures Limited Partnership ("SVLP")
                     Tax ID Number:    94-3060758
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          14,476  shares,  except  that  BHMS
          BENEFICIALLY                       Partners III, A California  Limited
     OWNED BY EACH REPORTING                 Partnership   ("BHMS   III"),   the
             PERSON                          general partner of SVLP, and Bowes,
             WITH                            Federman,  Krausz, Vogel and Young,
                                             the  general  partners of BHMS III,
                                             may be deemed to have shared voting
                                             power with respect to such shares.

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             14,476  shares,  except  that  BHMS
                                             III,  the general  partner of SVLP,
                                             and Bowes, Federman,  Krausz, Vogel
                                             and Young,  the general partners of
                                             BHMS  III,  may be  deemed  to have
                                             shared   dispositive   power   with
                                             respect to such shares.

                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       14,476
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.19%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003648541                                            13 G                   Page 4 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     USV Entrepreneur Partners, A California Limited Partnership ("USVEP")
                     Tax ID Number:    94-3050240
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         4,825 shares,  except BHMS III, the
           BENEFICIALLY                      general   partner  of  USVEP,   and
     OWNED BY EACH REPORTING                 Bowes, Federman,  Krausz, Vogel and
              PERSON                         Young, the general partners of BHMS
               WITH                          III,  may be deemed to have  shared
                                             voting  power with  respect to such
                                             shares.

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             4,825 shares, except that BHMS III,
                                             the general  partner of USVEP,  and
                                             Bowes, Federman,  Krausz, Vogel and
                                             Young, the general partners of BHMS
                                             III,  may be deemed to have  shared
                                             dispositive  power with  respect to
                                             such shares.

                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       4,825
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.06%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003648541                                            13 G                   Page 5 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     BHMS Partners III, A California Limited Partnership ("BHMS III")
                     Tax ID Number:    94-3038927
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares.
  OWNED BY EACH REPORTING PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             482,519  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by SVLP, and 4,825 shares are
                                             directly  owned by USVEP.  BHMS III
                                             is the general partner of USVP III,
                                             SVLP,  and  USVEP and may be deemed
                                             to have  shared  voting  power with
                                             respect to such shares.

                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             482,519  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by SVLP, and 4,825 shares are
                                             directly  owned by USVEP.  BHMS III
                                             is the general partner of USVP III,
                                             SVLP,  and  USVEP and may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       482,519
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   6.29%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003648541                                            13 G                   Page 6 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William K. Bowes, Jr. ("Bowes")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             483,519  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by  SVLP,  4,825  shares  are
                                             directly owned by USVEP,  and 1,000
                                             shares are directly owned by Bowes'
                                             spouse.  Bowes is a general partner
                                             of BHMS III, the general partner of
                                             USVP III, SVLP, and USVEP,  and may
                                             be  deemed  to have  shared  voting
                                             power with  respect to such shares.
                                             Bowes may be deemed to have  shared
                                             voting power with respect to shares
                                             held by his spouse.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             482,519  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by  SVLP,  4,825  shares  are
                                             directly owned by USVEP,  and 1,000
                                             shares are directly owned by Bowes'
                                             spouse.  Bowes is a general partner
                                             of BHMS III, the general partner of
                                             USVP III, SVLP, and USVEP,  and may
                                             be    deemed    to   have    shared
                                             dispositive  power with  respect to
                                             such  shares.   Mr.  Bowes  may  be
                                             deemed to have  shared  dispositive
                                             power with  respect to shares  held
                                             by his spouse.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       483,519
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   6.30%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003648541                                            13 G                   Page 7 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Irwin Federman ("Federman")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             482,519  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by SVLP, and 4,825 shares are
                                             directly  owned by USVEP.  Federman
                                             is a general  partner  of BHMS III,
                                             the  general  partner  of USVP III,
                                             SVLP, and USVEP,  and may be deemed
                                             to have  shared  voting  power with
                                             respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             8,000 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             482,519  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by SVLP, and 4,825 shares are
                                             directly  owned by USVEP.  Federman
                                             is a general  partner  of BHMS III,
                                             the  general  partner  of USVP III,
                                             SVLP, and USVEP,  and may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       482,519
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   6.29%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003648541                                            13 G                   Page 8 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Steven M. Krausz ("Krausz")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             482,519  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by SVLP, and 4,825 shares are
                                             directly owned by USVEP.  Krausz is
                                             a general  partner of BHMS III, the
                                             general  partner of USVP III, SVLP,
                                             and  USVEP,  and may be  deemed  to
                                             have  shared   voting   power  with
                                             respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             482,519  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by SVLP, and 4,825 shares are
                                             directly owned by USVEP.  Krausz is
                                             a general  partner of BHMS III, the
                                             general  partner of USVP III, SVLP,
                                             and  USVEP,  and may be  deemed  to
                                             have shared  dispositive power with
                                             respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       482,519
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   6.29%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003648541                                            13 G                   Page 9 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Dale J. Vogel ("Vogel")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         2,000 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             483,186  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by  SVLP,  4,825  shares  are
                                             directly  owned by  USVEP,  and 667
                                             are   directly   owned  by  Vogel's
                                             spouse.  Vogel is a general partner
                                             of BHMS III, the general partner of
                                             USVP III, SVLP, and USVEP,  and may
                                             be  deemed  to have  shared  voting
                                             power with  respect to such shares.
                                             Vogel may be deemed to have  shared
                                             voting power with respect to shares
                                             held by his spouse.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             2,000 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             483,186  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by  SVLP,  4,825  shares  are
                                             directly  owned by  USVEP,  and 667
                                             shares   are   directly   owned  by
                                             Vogel's spouse.  Vogel is a general
                                             partner  of BHMS III,  the  general
                                             partner  of  USVP  III,  SVLP,  and
                                             USVEP,  and may be  deemed  to have
                                             shared   dispositive   power   with
                                             respect to such  shares.  Mr. Vogel
                                             may  be  deemed   to  have   shared
                                             dispositive  power with  respect to
                                             shares held by his spouse.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       485,186
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                     [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   6.33%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003648541                                            13 G                  Page 10 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Phillip M. Young ("Young")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             482,519  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by SVLP, and 4,825 shares are
                                             directly owned by USVEP. Young is a
                                             general  partner  of BHMS III,  the
                                             general  partner of USVP III, SVLP,
                                             and  USVEP,  and may be  deemed  to
                                             have  shared   voting   power  with
                                             respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             482,519  shares,  of which  463,218
                                             shares are  directly  owned by USVP
                                             III,  14,476  shares  are  directly
                                             owned by SVLP, and 4,825 shares are
                                             directly owned by USVEP. Young is a
                                             general  partner  of BHMS III,  the
                                             general  partner of USVP III, SVLP,
                                             and  USVEP,  and may be  deemed  to
                                             have shared  dispositive power with
                                             respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       482,519
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   6.29%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Garden Botanika, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  8624 154th Avenue Northeast
                  Redmond, WA  98052
                  (206) 881-9603

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by U.S. Venture Partners III, A California Limited Partnership ("USVP III"), Second Ventures Limited Partnership ("SVLP"), USV Entrepreneur Partners, A California Limited Partnership ("USVEP"), BHMS Partners III, A California Limited Partnership ("BHMS III"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Dale J. Vogel ("Vogel"), and Phillip M. Young
                  ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons.

                  BHMS III is the general partner of USVP III, SVLP and USVEP, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP III, SVLP and USVEP. Bowes, Federman, Krausz, Vogel and Young are general partners of BHMS III, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP III, SVLP and USVEP.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  USVP III, USVEP and BHMS III are California Limited Partnerships, SVLP is a Cayman Islands Limited Partnership and Bowes, Federman, Krausz, Vogel and Young are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 0003648541

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)      Amount beneficially owned:

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c) Number of shares as to which such person has:


                                             (i)     Sole  power  to  vote or to
                                                     direct the vote:

                                                     See Row 5 of cover page for
                                                     each Reporting Person.

                                             (ii)    Shared  power to vote or to
                                                     direct the vote:

                                                     See Row 6 of cover page for
                                                     each Reporting Person.

                                             (iii)   Sole power to dispose or to
                                                     direct the disposition of:

                                                     See Row 7 of cover page for
                                                     each Reporting Person.

                                             (iv)    Shared  power to dispose or
                                                     to direct  the  disposition
                                                     of:

                                                     See Row 8 of cover page for
                                                     each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of USVP III, SVLP, USVEP and BHMS III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997



U.S. Venture Partners III,                                   /s/ Michael P. Maher
A California Limited Partnership                             ----------------------------------------
By BHMS III, A California Limited Partnership                Signature
Its General Partner
                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


Second Ventures Limited Partnership                          /s/ Michael P. Maher
By BHMS III, A California Limited Partnership                ----------------------------------------
Its General Partner                                          Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


U.S.V. Entrepreneur Partners,                                /s/ Michael P. Maher
A California Limited Partnership                             ----------------------------------------
By BHMS III, A California Limited Partnership                Signature
Its General Partner
                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


BHMS Partners III,                                           /s/ Michael P. Maher
A California Limited Partnership                             ----------------------------------------
                                                             Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


William K. Bowes                                             /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact



                                                                   Page 15 of 19



Irwin Federman                                               /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


Steven M. Krausz                                             /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


Dale J. Vogel                                                /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


Phillip M. Young                                             /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   17

Exhibit B:  Reference to Michael P. Maher as Attorney-in-Fact           19

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Garden Botanika, Inc.
shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 11, 1997


U.S. Venture Partners III,                                  /s/ Michael P. Maher
A California Limited Partnership                            -----------------------------------------
By BHMS Partners III,                                       Signature
A California Limited Partnership
Its General Partner                                         Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact

Second Ventures Limited Partnership                         /s/ Michael P. Maher
By BHMS Partners III,                                       -----------------------------------------
A California Limited Partnership                            Signature
Its General Partner
                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact

U.S.V. Entrepreneur Partners,                               /s/ Michael P. Maher
A California Limited Partnership                            -----------------------------------------
By BHMS Partners III,                                       Signature
A California Limited Partnership
Its General Partner                                         Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact

BHMS Partners III,                                          /s/ Michael P. Maher
A California Limited Partnership                            -----------------------------------------
                                                            Signature

                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Phil M. Young                                               /s/ Michael P. Maher
                                                            -----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact



                                                             Page 18 of 19 Pages




Irwin Federman                                              /s/ Michael P. Maher
                                                            -----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Dale J. Vogel                                               /s/ Michael P. Maher
                                                            -----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


William K. Bowes                                            /s/ Michael P. Maher
                                                            -----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Steven M. Krausz                                            /s/ Michael P. Maher
                                                            -----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


                                                             Page 19 of 19 Pages



                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT



                  Michael  P.  Maher  has  signed  the  enclosed   documents  as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.